CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMISSION. ASTERISKS DENOTE OMISSIONS.

Exhibit 10.2

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (the “Agreement”) is made effective as of January 31, 2006, (the “Effective Date”) between ACCESS BUSINESS GROUP INTERNATIONAL LLC, acting as agent for ACCESS BUSINESS GROUP LLC (“Access”), a Michigan limited liability company, having its principal office at 7575 East Fulton Road, Ada, Michigan 49355, United States; and INTERLEUKIN GENETICS, INC., a Delaware corporation having its principal office at 135 Beaver Street, Waltham, MA 02453 (“Seller”). Access and Seller may also be referred to separately as a “party” and collectively as “parties.”

RECITALS

Seller is engaged in the business of providing genetic testing services and has indicated its willingness to act as supplier of the Services (defined in Section 1(a), below) to Access for resale to Quixtar Inc., an Affiliate of Access, which will then sell the Services to end-users, as well as kits to be used for collection of genetic material from end-users (“Collection Kits”).

The parties wish to enter into this Agreement to set forth the terms of Seller’s supply of the Services.

For purposes of this Agreement, “Affiliate” means, with respect to the applicable party, any corporation, company, partnership, trust, sole proprietorship or other entity or individual which: (a) is owned or controlled by such party, in whole or in part; (b) owns or controls such party, in whole or in part; or (c) is under common ownership or control with such party, in whole or in part; provided that for the purposes of this Agreement, Seller shall not be deemed an Affiliate of Access or its Affiliates.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and commitments set forth in this Agreement, the parties agree as follows:

1.             Definition of and Specifications for Services.

(a)           Service(s). As used in this Agreement, the term “Service” or “Services” shall mean the genetic testing services listed on Exhibit A, which is attached to and made part of this Agreement, the provision of a report prepared by Seller in accordance with CLIA requirements (a “Report”), to end-users, a sample copy of which is included in Exhibit A, as well as any genetic counseling services provided by Seller to end-users regarding such Services.

(b)           Specifications. As used in this Agreement, the term “Specifications” shall mean those specifications for the Services that are set forth in Exhibit A, which is attached to and made part of this Agreement.

(c)           Changes to Specifications. Either of the parties may from time to time request modifications or additions to the Specifications, provided, however, that such modifications or additions are approved by both parties in writing or by electronic mail. Seller shall provide Access with such information as Access may reasonably request from time to time to determine the price of the Services due to a prospective change in the Specifications. Notwithstanding the foregoing, Seller reserves the right to keep certain of its information regarding costs confidential.

2.             Purchase and Sale of Services.

(a)           General. During the term of this Agreement, Access shall purchase Services exclusively from Seller and Seller shall sell the Services to Access, all in accordance with the terms of this Agreement. Access is under no obligation to order any minimum quantity of Services.

(b)           Invoices. Seller will submit invoices for charges related to the Services on a monthly basis to the address set forth above. Each undisputed invoice shall be due and payable within thirty (30) days of the receipt of a properly payable invoice.

(c)           Location for Performing the Services. Seller shall perform the Services at Seller’s clinical laboratory located in Waltham, Massachusetts. Except as provided herein, Seller shall not subcontract part or all of the performance of the Services to any other person or entity without Access’s prior written consent, which shall not be unreasonably withheld. Access agrees and acknowledges that, at certain volumes, Seller may subcontract the Services to other laboratories (“Reference Labs”), provided that any such Reference Lab meet required certifications under the Clinical Laboratory Improvement Act of 1988, as amended (“CLIA”), and Seller provides such documentation to Access at least thirty (30) days prior to the effectiveness of any subcontract. Seller shall not change or modify part or all of the provision of the Services without Access’s prior written consent.

3.             Prices.

(a)           General. The price to be paid by Access for Services described in this Agreement are set forth in Exhibit B to this Agreement, which is attached and made part of this Agreement. Such price is exclusive of value-added, sales or other applicable taxes. Except as provided in Sections 1(c) and 3(b), the price for the Services set forth in Exhibit B is firm during the initial two year term of this Agreement and may not be increased by Seller for any reason during the initial two year term of this Agreement.

(b)           Modifications to Pricing. Notwithstanding Section 3(a), Seller may increase the price to be charged for the Services at any time to cover any additional expenses incurred by Seller as a result of modifications to the Specifications agreed upon by the parties. Seller will provide to Access reasonable documentary evidence of such changes in price on request. Seller shall give ninety (90) days’ prior written notice of any price increase allowed hereunder. Access will confirm its approval of such changed costs in writing to Seller prior to implementation thereof. Price changes allowed under this Section 3(b) shall not be applicable to Services that have already been performed, unless otherwise agreed in writing by the parties.

(c)           Audit. Seller shall keep accurate books, records and systems under an accounting system maintained in accordance with the Generally Accepted Accounting Principles (GAAP) consistently applied so as to ensure the capability of a proper audit of the price of the Services. Upon at least 30 days’ prior written request, and in no case more than twice per calendar year, Access or Access’ authorized auditor, such authorized auditor to be reasonably acceptable to Seller, shall have reasonable access during Seller’s customary business hours to such books, records and systems for the purpose of inspecting and examining the same to confirm compliance with the terms of this Agreement. Any audit expense will be borne by Access, except in the event that any audit reveals a discrepancy greater than 10% in Access’ favor, in which case Seller shall bear the expense of such audit.

4.             Payment.

(a)           Payment. Access shall pay Seller’s invoice for the Services within 30 days of the date of Seller’s invoice.

(b)           Services that do not comply with Specifications. If Access determines that any of the Services do not comply with the Specifications, or the other requirements of this Agreement (including the warranties set forth in Section 6) or in any respect that prevents Access from reselling such Services, then:

(i)            Access shall give Seller a notice identifying such Services, and the grounds for the noncompliance;

(ii)           (A) Notwithstanding Section 4(a) above, if payment has been made by Access for those noncomplying Services, Access shall be entitled either to be reimbursed by Seller’s payment to Access of the appropriate amount or to a credit of the appropriate amount against any amounts then or subsequently payable by Access to Seller hereunder, and/or (B) Seller shall, if required by Access after receipt of such notice, use its best efforts to deliver to Access as soon as possible, and otherwise in accordance with the provisions of this Agreement, replacement Services, requested by Access but not exceeding the number of noncomplying Services.

5.             Representations and Warranties.

(a)           General. Seller represents and warrants to Access that (a) it shall have and maintain necessary qualifications, expertise, authority, registrations, licenses, and permits to enable it to perform its obligations under and contemplated by this Agreement, including CLIA registration for its laboratory where the Services are performed; (b) the Services and Reports included in connection therewith shall be performed in a professional manner in accordance with industry standards, free from material faults and defects; (c) the Services shall conform in all material respects to all  specifications and performance criteria standards or other requirements that are set forth on Exhibit A or otherwise agreed upon by Seller and Access; (d) the Services shall comply with all applicable (U.S. and Canadian) federal, state, provincial and local laws and regulations; (e) to the knowledge of Seller, (i) Seller is the owner of all right, title and interest in and to, or otherwise holds a license under, the intellectual property associated with the  Services and (ii) its performance of the Services contemplated by this Agreement does not infringe the patent rights of any third party; (f) Seller shall supervise the Reference Labs to the extent necessary to provide quality assurance of the Services  at the same level as provided at Seller’s own facility; (g) all information supplied by Seller to Access on or before the date of this Agreement was when furnished, and is as of the date of this Agreement, true, correct and complete in all material respects and that it will promptly notify Access if any such information changes materially during the term of this Agreement; (h) Seller has and will maintain sufficient capacity to satisfy Access’s requirements for the Services during the term of this Agreement based on the volume estimates provided by Access to Seller as of the Effective Date; and (i) Seller will comply with, and shall take no action which subjects Access to risk of noncompliance with, all applicable laws and regulations, including without limitation the U.S. Foreign Corrupt Practices Act and all laws and regulations regarding Seller’s working conditions for its employees during the term of this Agreement.. Seller has and follows, and will continue to have and follow, adequate quality and security procedures that will assure that the Services will comply with the foregoing representations and warranties. Upon written request, Seller shall give Access an officer’s certificate of compliance with respect to applicable laws and regulations. Access’ approval of any specification or other standards shall not relieve Seller of any of its warranties under this Section. Seller’s warranties extend to future performance of the Services and survive acceptance and payment. Seller shall extend to all end-users to which it provides Reports the warranty set forth on Exhibit C attached hereto and incorporated herein by reference (the “End-User Warranty”).

(b)           Seller’s Agreements Regarding Website. Seller will maintain a website adequate for end users to obtain Reports on a publishing server and shall take commercially reasonable security precautions to prevent unauthorized access thereto. Seller will provide reasonable and customary backups to its publishing server and maintain and store backup tapes. Seller will perform restorations to its publishing server in the event of a service failure. Seller will respond to Access’ requests for restoring files within 3 business days. Seller will provide Access with a copy of Seller’s privacy policy. Seller shall not collect, store or use any End-User Information (as defined herein) not voluntarily provided by such end-user. Seller shall not disclose any End-User Information of any kind to any third party without valid legal process and only in compliance with all applicable laws. Seller shall not send any literature or solicitation materials targeted specifically to end-users or specifically solicit end-users for any products or services not offered through this Agreement. “End-User Information” means all: (a) navigational information relating to an end-user, including but not limited to usage of other hyperlinks within or available through Seller’s Website; and (b) information relating to an end-user including, but not limited to, Internet address and/or other identifying information such as actual name or address.

6.             Access to Facilities. During the term of this Agreement, Access may designate one or more Access employees or other persons who shall be allowed to visit Seller’s laboratory during Seller’s customary business hours for the purposes of inspecting Seller’s processes for provision of the Services by Seller.  In order to prevent interference with laboratory operations, Access shall obtain written authorization from Seller prior to any such inspection.

7.             Term and Termination.

(a)           General Term. The initial term of this Agreement shall commence on the Effective Date of this Agreement and shall continue for two years thereafter. This Agreement may be renewed from year-to-year after the initial term upon written agreement of the parties.

(b)           Termination Upon Default. At any time during the term of this Agreement, either party may terminate this Agreement by written notice to the other party if the other party is in material default in the performance of any of its obligations hereunder and fails to remedy such default within thirty (30) days after receiving written notice of such default.

(c)           Termination by Either Party for Cause. Either party may immediately terminate this Agreement by written notice to the other:

(i)            If the other party has ceased its business activities or has otherwise begun winding up its business affairs;

(ii)           If bankruptcy, reorganization, arrangement or insolvency proceedings, or other proceedings for relief under any bankruptcy or similar law or laws for the relief of debtors, are instituted by or against the other party and are consented to or are not dismissed within sixty (60) days after such institution;

(iii)          If a custodian, liquidator, receiver or trustee is appointed for the other party or the major part of its property and is not discharged within sixty (60) days after such appointment;

(iv)          If the other party becomes insolvent or bankrupt, is generally not paying its debts as they become due, makes any assignment for the benefit of its creditors or makes any comparable arrangement with its creditors; or

(v)           Upon the occurrence of any Force Majeure Event (defined below) that delays or is anticipated to delay performance of the other party of this Agreement for more than thirty (30) days.

(d)           Additional Termination by Access for Cause. Except as set forth in Section 12, Access may immediately terminate this Agreement for Seller’s inability for any reason to meet Access’s request for Services for a period exceeding 30 days beyond receipt by Seller of a Collection Kit from an end-user or failure to meet the Specifications for the Services at any time.

(e)           Survival of Certain Provisions. The termination of this Agreement shall not affect any of the provisions of this Agreement that by their nature are intended to continue after termination, including but not limited to Section 5 (Representations and Warranties), Section 7 (Term and Termination), Section 8 (Confidential Information) and Section 10 (Indemnification).

(f)            Liability for Termination. Access in exercising its rights to terminate this Agreement in accordance with the terms and conditions hereof shall not incur any liability whatsoever for any damage, loss or expense of any kind suffered or incurred by Seller (or for any compensation to Seller) arising from or incident to any such termination, expiration or non-renewal. Any termination hereof shall not impair any rights nor discharge any obligations which have accrued to Access as of the effective date of such termination.

8.             Confidential Information.

(a)           Confidentiality Obligations. During the term of this Agreement and at all times thereafter, Seller agrees to hold in confidence and not otherwise use or disclose the information of Access and its Affiliates, including without limitation, any information relating to Access’ and its Affiliates’ business operations, price lists, manufacturing data, marketing information strategies, customer or product lists, research and development information and all other information disclosed by Access or its Affiliates to Seller (“Confidential Information”), in confidence and not to use any of the foregoing commercially for its own benefit or that of any other party, nor for the purpose of developing or improving a product or method for any other party except Access. Seller agrees to limit dissemination of and access to the Services and/or Specifications or such information only to the persons within Seller’s organization, performing Services under this Agreement, and then only to those persons who have a need for access thereto, and who have entered into a restrictive agreement prohibiting such personnel from doing anything with respect to the Services and/or Specifications and such information that Seller would itself be prohibited from doing under this Agreement. Notwithstanding the foregoing, should Seller wish to disclose to third parties such as agents or subcontractors Confidential Information, Seller must, before making such disclosure, obtain the prior written approval of Access and, if such approval is provided, obtain from the third party to whom the disclosure will be made a confidentiality agreement that is at least as restrictive as the provisions of this Section 8. The confidentiality obligations within this Section 8 shall survive termination or expiration of this Agreement for a period of three (3) years from the date of termination of this Agreement and deemed to cover all Confidential Information provided pursuant to this transaction. Should either Seller or Access disclose to third parties such as agents or subcontractors confidential information belonging to the other party to this Agreement, the disclosing party must, before making such disclosure, notify the other party of this Agreement that the disclosure will be made and obtain from the third party to whom the disclosure will be made a confidentiality agreement similar to the terms hereof. The parties acknowledge that all confidential information of the other party shall be owned solely by the other party, and each party agrees to return all items containing confidential information to the other party as requested upon termination of this Agreement. Seller and Access recognize and agree that nothing contained in this Agreement shall be construed as granting any rights, by license or otherwise, to any confidential information disclosed pursuant to this Agreement.

(b)           Limitation on Obligations. The obligations specified in Section 8(a) above shall not apply with respect to any information, which Seller can establish by written records:

i.                                          was already in Seller’s possession prior to disclosure hereunder and is not protected by confidentiality provisions of any other agreement between Access and Seller;

ii.                                       is or becomes available to the public through no wrongful act of Seller;

iii.                                    is disclosed, without restriction on further disclosure, to Seller by a third party having no duty of confidentiality with respect to such information whether to Seller or to another party, and having the legal right to disclose such information; or,

iv.                                   has been developed by or for Seller independently by person(s) having no access to the Confidential Information.

(c)           Legally Required Disclosures. If Seller is required under applicable law to disclose the Specifications for the Services, or any other Confidential Information, to any governmental or regulatory agency or pursuant to any court order or subpoena, it shall do so only after giving prompt notice to that effect to Access so that Access may review the scope of any such disclosure and, in the case of any legal or regulatory proceeding, Access may seek to prevent such disclosure or production or, if that cannot be achieved, the entry of a protective order or other appropriate device or procedure. If Seller is unsuccessful in seeking a protective order or other remedy satisfactory to Access, Seller shall disclose only that portion of the Confidential Information as to which Seller is advised by independent legal counsel is legally required to be disclosed or furnished (with a copy of a written opinion of such counsel to that effect to be simultaneously furnished to Access).

10.           Indemnification.

(a)           Indemnification by Seller. Seller shall defend, indemnify and hold Access (including its Affiliates, members, managers, directors, officers, employees, and agents) harmless from and against any damages, claims, costs and expenses (including actual attorneys’ fees and recall costs and expenses) arising from or relating to (i) any breach or misrepresentation by Seller under this Agreement, or (ii) any claim by an end-user of the Services, including any breach of the End-User Warranty that is a result of Seller’s performance of the Services described herein.

(b)           Indemnification by Access. Access shall defend, indemnify and hold Seller (including its members, managers, directors, officers, employees, agents and end-users) harmless from and against any damages, claims, costs and expenses (including actual attorneys’ fees and recall expenses) arising from or relating to (i) any breach or misrepresentation by Access under this Agreement, or (ii) the manufacture, use or sale by Access, or the use by an end-user, of any collection kit necessary for the performance of the Services.

(c)           Procedures. If any action, suit, proceeding or claim shall be commenced in respect of which a party may demand indemnification, the indemnified party shall notify the indemnifying party to that effect with reasonable promptness. The indemnifying party shall have the opportunity to defend against such action, suit, proceeding or claim. The indemnified party shall have the right to employ its own counsel and participate in the defense of any matter at its own expense. If the indemnifying party fails to defend as required hereunder, the indemnified party may defend itself at the indemnifying party’s expense. Each party shall render to the other assistance as may be reasonably required in connection with the defense of any such matter.

(d)           Recall of Collection Kits. If the Collection Kits constitute a health or safety hazard or risk, or if the Collection Kits or their distribution becomes the subject of heightened governmental regulation, then Access shall have the right to recall such Collection Kits at its sole expense; provided, that, if the reason for the recall is the inability to perform the Services, as currently anticipated, without violating applicable law, then Seller shall pay the reasonable costs of such recall.

11.           Insurance. Seller shall maintain in effect at all times during the term of this Agreement insurance, from an insurance company reasonably acceptable to Access, of the types and in the amounts set forth below protecting against losses, claims, demands, proceedings, damages, costs, charges and expenses for injuries (including death) or damage to person or property arising out of the sale of the Services to the extent such injuries or damage are due to the fault or negligence of Seller or its agents or subcontractors:

Professional Liability                                           U.S.       $ 1,000,000 (per occurrence)

Seller further agrees to furnish to Access, concurrently with the execution of this Agreement, insurance certificates which will confirm its insurance coverage in the amounts referenced above, to arrange for its liability insurance carriers to include Access and its Affiliates as additional insureds under its standard vendor’s product liability insurance policy and to arrange for its insurance carriers to include as part of all such certificates the requirement to furnish thirty (30) days advance written notice to Access of any material change in, or cancellation or termination of, such insurance policies.

12.             Force Majeure. Subject to the other provisions of this Agreement, in the event that either party is unable to perform any of its obligations under this Agreement because of natural disaster, actions or decrees of governmental bodies or events or causes beyond the control of the affected party (a “Force Majeure Event”) all obligations of the affected party under this Agreement shall be immediately suspended, provided that such affected party promptly gives the other party notice of the occurrence of the Force Majeure Event. The affected party shall make its best efforts to eliminate the obstacles preventing its performance and to resume its performance under the Agreement as soon as possible. Under no circumstances shall any delay or failure to perform as a result of a labor dispute or strike be interpreted to be a Force Majeure Event.

13.           Miscellaneous Provisions.

(a)           Assignment. Neither party shall assign, transfer or subcontract this Agreement or any part of this Agreement, directly or indirectly, without the other party’s prior written consent; provided, however, that Access may assign its rights and obligations under this Agreement to any Affiliate of Access without the prior written consent of Seller, in which case Access shall not be released from any of its obligations, financial or otherwise, under this Agreement and Seller may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of Seller’s business or that aspect of Seller’s business that is the subject of this Agreement. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the respective successors and permitted assigns of each of the parties to this Agreement. The Affiliates of Access shall have the right to specifically enforce this Agreement and are intended third parties beneficiaries of this Agreement.

(b)           Notices. All notices and other communications under this Agreement shall be in the English language, in writing and shall be deemed to have been duly given when either personally delivered, or sent by facsimile or sent by express delivery service with charges prepaid and receipt requested, or, when mailed (postage prepaid) by certified mail with return receipt requested, to the parties at their respective addresses set forth below. Any party may change its address by written notice to the other party.

Access Business Group International LLC
7575 Fulton Street East
Ada, Michigan 49355
Attn:  Strategic Procurement

Interleukin Genetics, Inc.
135 Beaver Street — 2nd floor
Waltham, Massachusetts 03452
Attn: Chief Financial Officer

(c)           Entire Agreement; Amendments. This Agreement contains the entire agreement of the parties and replaces all prior agreements and understandings. This Agreement may be amended, modified, superseded, or canceled and any of the terms or conditions in this Agreement may be waived, only by a written instrument signed by each party to this Agreement or, in the case of a waiver, by or on behalf of the party waiving compliance. The failure of any party at any time to require performance of any provision in this Agreement shall not affect the right at a later time to enforce that or any other provision. No waiver by any party of any condition, or of any breach of any term contained in this Agreement, in any one or more instances, shall be deemed to be a further or continuing waiver of that or any other condition or breach. No course of dealing between the parties or usage of trade shall be effective to amend, supplement, modify, or otherwise alter, in whole or in part, the express terms of this Agreement.

(d)           Severability. This Agreement shall be interpreted in all respects as if any invalid or unenforceable provision were omitted from this Agreement. All provisions of this Agreement shall be enforced to the full extent permitted by law.

(e)           No Agency. This Agreement does not in any way create the relationship of principal and agent, employer and employee, partner or joint venture between Seller and Access. Under no circumstances shall Seller or its employees be considered to be the agents or employees of Access, or vice versa. Neither Seller nor Access shall (a) act or attempt to act or represent itself directly or by implication, as agent or employee of the other or in any manner, (b) assume or create or attempt to assume or create, any obligation on behalf of or in the name of the other, or (c) make any representations, guarantees, or warranties on behalf of or in the name of the other with respect to any matter.

(f)            Governing Law; Venue. This Agreement shall be governed by and shall be construed in accordance with the internal laws of the State of Michigan, without regard to conflicts of law principles and without regard to the United Nations Convention on Contracts for the International Sale of Goods (the “CISG”). The parties agree that the CISG shall not apply to this Agreement. Each party (i) agrees that any litigation arising out of this Agreement may be brought only in the state or federal courts whose jurisdiction includes Kent County, Michigan, (ii) consents to the jurisdiction of such courts, and (iii) waives any argument that any such court is an inconvenient forum.

(g)           Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same Agreement. A facsimile copy of the signed Agreement will be deemed to be an original of this Agreement for purposes of execution by counterparts.

(h)           Headings. The section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first set forth above.

ACCESS BUSINESS GROUP		INTERLEUKIN GENETICS, INC.
INTERNATIONAL LLC, acting as agent
for ACCESS BUSINESS GROUP LLC

By:	/s/ Jay G. Ertl	By:	/s/ Philip R. Reilly

Print Name:	Jay G. Ertl	Print Name:	Philip R. Reilly, MD, JD
Its:	Vice President - Product Supply	Its:	Chief Executive Officer
	“Access”		“Seller”

Exhibit A

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Exhibit B

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Exhibit C

 End-User Warranty:  Seller expressly warrants to end-users of the Services that (a) the Services and Reports included in connection therewith shall be performed in a professional manner in accordance with industry standards, free from material faults and defects; (b) the Services shall conform in all material respects to all  specifications and performance criteria standards or other requirements that are set forth on Exhibit A or otherwise agreed upon by Seller and Access; and (c) the Services shall comply with all applicable (U.S. and Canadian) federal, state, provincial and local laws and regulations.